Exhibit 10.2

WARRANT ASSIGNMENT, ASSUMPTION, EXCHANGE AND AMENDMENT AGREEMENT

THIS WARRANT ASSIGNMENT, ASSUMPTION, EXCHANGE AND AMENDMENT AGREEMENT (this “Agreement”) is entered into as of June 1, 2023, by and among Jupiter Wellness Acquisition Corp., a Delaware corporation (the “Company”), Chijet Motor Company, Inc., a company formed in the Cayman Islands (“Pubco”), and I-Bankers Securities, Inc. (“I-Bankers”), as the warrant holder. Capitalized terms used but not defined herein have the meanings given to such terms in the Warrant Agreement (as defined below).

WHEREAS, pursuant to a certain Share Purchase Warrant, dated December 9, 2021, between the Company and I-Bankers, the Company issued I-Bankers warrants entitling I-Bankers to purchase one (1) share of the Company’s Class A common stock per warrant at a purchase price of $12.00 per share (“Company Warrants”);

WHEREAS, the Company has entered into a Business Combination Agreement, dated as of October 25, 2022 (the “BCA”), by and among by and among (i) the Company, (ii) Pubco, (iii) Chijet Inc., a Cayman Islands exempted company (“Chijet”), (iv) Mu Hongwei, in the capacity as the Seller Representative thereunder, (v) Chijet Motor (USA) Company, Inc., a Delaware corporation and a wholly owned subsidiary of Pubco (“Merger Sub”), and (vi) the shareholders of Chijet named as Sellers therein (the transactions contemplated by the BCA are referred to herein as the “Business Combination”), which transactions will constitute the initial “Business Combination” of the Company for purposes of the Warrant Agreement;

WHEREAS, pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity, as a result of which, (i) the Company shall become a wholly owned subsidiary of Pubco and at the closing of the Business Combination (the “Closing”), each outstanding Company Warrant will be converted into and exchanged for the right to acquire one Pubco ordinary share, par value $0.0001 per share (“Pubco Shares”), on substantially the same terms of the Company Warrant issued to I-Bankers pursuant to the Warrant Agreement;

WHEREAS, pursuant to Section 1.6(e) of the BCA and Section 6.2 of the Warrant Agreement, upon the Closing, each Company Warrant issued and outstanding immediately prior to the Closing will be exchanged for an equivalent warrant and assumed by Pubco and which will represent a warrant to purchase Pubco Shares (collectively, the “Pubco Warrants”) in accordance with the terms of the Warrant Agreement (as assumed and amended by this Agreement); and

WHEREAS, the parties hereby agree that in recognition of the contemplated Closing of the Business Combination, it is necessary and appropriate for the Company to assign and transfer to Pubco, and for Pubco to assume from the Company, all of the Company’s rights and obligations under the Company Warrant and the Warrant Agreement.

NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Assignment, Assumption and Exchange of Warrant Agreement. The Company hereby agrees to exchange with Pubco and thereby assigns to Pubco all of the Company’s right, title and interest in and to the Warrant Agreement constituting an equivalent warrant of Pubco (as amended hereby) and Pubco hereby exchanges, assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Company’s liabilities and obligations under the Warrant Agreement (as amended hereby), in each case, effective upon the Closing. As a result of the preceding sentence, effective upon the Closing, each Company Warrant shall automatically cease to represent a right to acquire common stock of the Company and shall instead be substituted and exchanged to represent a right to purchase Pubco Shares pursuant to the terms and conditions of that Warrant Agreement (as amended hereby). Pubco consents to payment of the Exercise Price upon an exercise of such Pubco Warrant for Pubco Shares in accordance with the terms of the Warrant Agreement. For the avoidance of doubt, the number of Warrant Shares and Exercise Price will not be adjusted for the Business Combination, and the parties agree that the number of Warrant Shares as of the Closing will be 414,000 Pubco Shares, and the Exercise Price for the Pubco Shares as of the Closing will be $12.00 per share.

2. Consent. I-Bankers hereby consents to Section 1 hereof, effective upon the Closing, and to the continuation of the equivalent terms of the Warrant Agreement in full force and effect from and after the Business Combination, subject at all times to the Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Warrant Agreement (as amended hereby) and this Agreement.

3. Replacement Instruments. As of the Closing, all outstanding instruments evidencing Company Warrant shall automatically be deemed to evidence Pubco Warrants reflecting the adjustment to the terms and conditions described herein and in Section 6.2 of the Warrant Agreement. Following the Closing, upon request by any holder of a Pubco Warrant, Pubco shall issue a new certificate for such Pubco Warrant to the holder thereof.

4. Amendments to Warrant Agreement. To the extent required by this Agreement, the Warrant Agreement is hereby amended pursuant to Section 9.1 thereof to reflect the subject matter contained in this Agreement, effective as of the Closing, including as set forth below:

(a)	Unless the context otherwise requires, from and after the Closing, any references in the Warrant Agreement or the Company Warrant to: (i) the “Company” shall mean Pubco; (ii) “Common Stock” or “Shares” shall mean the Pubco Shares; (iii) “managing underwriter” or “underwriters” or “Underwriter” shall mean I-Bankers; (iv) the “Board of Directors” or any committee thereof shall mean the board of directors of Pubco or any committee thereof.

(b)	Section 8.4 of the Warrant Agreement is hereby amended by deleting such Section and replacing it entirely as follows:

10. Notices. All communications hereunder, except as herein otherwise specifically provided, shall be in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this Section 8.4), and shall be deemed to have been given (a) three (3) days after mailing if sent by certified mail return receipt requested, (b) one (1) day after mailing if sent by receipted overnight carrier (i.e. Federal Express), provided that proof of delivery or rejection is obtained, or (c) when delivered if by hand or sent by email to the physical address or email address set forth below.

If to Pubco or to the Company, to:

Chijet Motor Company, Inc.

No. 8, Beijing South Road

Economic & Technological Development Zone

Yantai, Shandong, CN-37 264006

People’s Republic of China

Attn: Xinjian Wang

with a copy in each case (which shall not constitute notice) to:

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americas, 11th Floor

New York, New York 10105, U.S.A.

Attn: Barry I. Grossman, Esq.

Matthew A. Gray, Esq.

Facsimile No.: (212) 370-7889

Telephone No.: (212) 370-1300

Email: bigrossman@egsllp.com

            mgray@egsllp.com

If to I-Bankers, to:

I-Bankers Securities, Inc.

2500 N Military Trail, Suite 160-A,

Boca Raton FL 33431

Attn: Chief Executive Officer

with a copy in each case (which shall not constitute notice) to:

ArentFox Schiff LLP

1717 K Street, NW

Washington, DC 20006 U.S.A.

Attn:Ralph V. De Martino, Esq.

(c)	Section 9.2 of the Warrant Agreement is hereby amended by adding the following at the end of such Section: “All dollar amounts herein are expressed in United States dollars. If any day on or before which any action or notice is required to be taken or given hereunder is not a Business Day, then such action or notice shall be required to be taken or given on or before the requisite time on the next succeeding day that is a Business Day.”

5. Reference to and Effect on Agreements. Any references to “this Agreement” in the Warrant Agreement will mean the Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Warrant Agreement shall remain in full force and effect.

6. Entire Agreement. This Agreement and the Warrant Agreement, as modified by this Agreement, constitute the entire understanding of the parties and supersede all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

7. Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. Execution and delivery of this Agreement by electronic mail or exchange of facsimile of .pdf copies bearing the facsimile signature of a party hereto shall constitute a valid and binding execution and delivery of this Agreement by such party.

8. Successors. All the covenants and provisions of this Agreement shall bind and inure to the benefit of each party’s respective successors and assigns.

9. Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the Closing.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been duly executed by the parties hereto as a deed as of the day and year first above written.

Company:

JUPITER WELLNESS ACQUISITION CORP.

By:	/s/ Brian S. John
Name:	Brian S. John
Title:	Chief Executive Officer

Pubco:

CHIJET MOTOR COMPANY, INC.

By:	/s/ Hongwei Mu
Name:	Hongwei Mu (慕宏伟)
Title:	Director

I-Bankers:

I-BANKERS SECURITIES, INC.

By:	/s/ Matthew J. McCloskey
Name:	Matthew J. McCloskey
Title:	Head of Equity Capital Markets